WORLD MONITOR TRUST III SERIES G CLASS 1

Unaudited Account Statement

For the Month Ending July 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of July 31, 2007 for World Monitor Trust III Series G Class 1. The net asset value of an interest as of July 31, 2007 was $106.69, a decrease of -3.63% from the June 30, 2007 value of $110.72. The calendar year-to-date return for World Monitor Trust III Series G Class 1 was an increase of +6.50% as of July 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$11,425.40
Change in Unrealized Gain/(Loss)	($51,886.77)
Gain/(Loss) on Other Investments	$2,105.25
Brokerage Commission	($339.82)

Total Trading Income	($38,695.94)
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$340.32
Management Fees	$478.67
Advisory Fees	$2,329.34
Offering Fees	$0.00
Incentive Fees	$0.00
Other Expenses	$4,446.23

Total Expenses	$7,594.56
Interest Income	$4,542.96
Net Income(Loss) from the Period	($41,747.54)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$1,148,813.62	$110.72
Addition	$6,000.00
Withdrawal	($10,669.29)
Net Income/(Loss)	($41,747.54)

Month End	$1,102,396.80	$106.69
Monthly Rate of Return	-3.63%
Year to Date Rate of Return	6.50%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 1

WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending July 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of July 31, 2007 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of July 31, 2007 was $101.88, a decrease of -0.31% from the June 30, 2007 value of $102.20. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +3.75% as of July 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$2,425,927.38
Change in Unrealized Gain/(Loss)	($2,373,099.62)
Gain/(Loss) on Other Investments	$45,403.08
Brokerage Commission	($24,368.42)

Total Trading Income	$73,862.42
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$7,146.23
Management Fees	$28,904.36
Advisory Fees	$124,298.09
Offering Fees	$0.00
Incentive Fees	$185,761.86
Other Expenses	$228,987.70

Total Expenses	$575,098.24
Interest Income	$288,050.84
Net Income(Loss) from the Period	($213,184.98)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$69,370,465.67	$102.20
Addition	$2,348,873.00
Withdrawal	($831,805.44)
Net Income/(Loss)	($213,184.98)

Month End	$70,674,348.25	$101.88
Monthly Rate of Return	-0.31%
Year to Date Rate of Return	3.75%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES G CLASS 2

Unaudited Account Statement

For the Month Ending July 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of July 31, 2007 for World Monitor Trust III Series G Class 2. The net asset value of an interest as of July 31, 2007 was $106.30, a decrease of -3.47% from the June 30, 2007 value of $110.12. The calendar year-to-date return for World Monitor Trust III Series G Class 2 was an increase of +7.33% as of July 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$8,329.43
Change in Unrealized Gain/(Loss)	($37,826.88)
Gain/(Loss) on Other Investments	$1,534.78
Brokerage Commission	($247.74)

Total Trading Income	($28,210.41)
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$248.10
Management Fees	$348.53
Advisory Fees	$1,698.16
Offering Fees	$0.00
Incentive Fees	$0.00
Other Expenses	$1,843.24

Total Expenses	$4,138.03
Interest Income	$3,299.91
Net Income(Loss) from the Period	($29,048.53)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$836,463.27	$110.12
Addition	$0.00
Withdrawal	$0.00
Net Income/(Loss)	($29,048.53)

Month End	$807,414.74	$106.30
Monthly Rate of Return	-3.47%
Year to Date Rate of Return	7.33%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 2

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending July 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of July 31, 2007 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of July 31, 2007 was $101.52, a decrease of -0.11% from the June 30, 2007 value of $101.63. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +4.97% as of July 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$167,160.61
Change in Unrealized Gain/(Loss)	($161,824.60)
Gain/(Loss) on Other Investments	$3,049.75
Brokerage Commission	($1,669.75)

Total Trading Income	$6,716.01
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$479.64
Management Fees	$1,997.35
Advisory Fees	$8,492.21
Offering Fees	$0.00
Incentive Fees	$12,836.53
Other Expenses	$7,834.12

Total Expenses	$31,639.85
Interest Income	$19,716.34
Net Income(Loss) from the Period	($5,207.50)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$4,793,641.66	$101.63
Addition	$307,500.00
Withdrawal	($83,943.68)
Net Income/(Loss)	($5,207.50)

Month End	$5,011,990.48	$101.52
Monthly Rate of Return	-0.11%
Year to Date Rate of Return	4.97%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 2